FORWARD INDUSTRIES ADDED TO THE NEW RUSSELL MICROCAP™ INDEX

Pompano Beach, FL, July 5, 2005 - Forward Industries, Inc. (NASDAQ:FORD), designer and distributor of custom carrying case solutions, today announced that it was added to the new Russell Microcap™ Index.  The Russell Microcap Index is comprised of the smallest 1,000 securities in the Russell 2000® Index plus the next 1,000 companies below the Index based on total market capitalization.  More than $2.5 trillion in assets are benchmarked to Russell Indexes, including more than $450 billion invested in passive index funds that use them as a model.

Jerome E. Ball, Chairman and Chief Executive Officer of Forward, commented, "We are pleased to be named to the new Russell MicroCap Index.  We believe this will increase Forward's visibility with investors and institutions that rely on the Russell Indexes as a key part of their investment strategy."

About Forward Industries
Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  The Company sells its products directly to original equipment manufacturers and also markets a line of Carry Solutions under the "Motorola" brand name.  Forward's products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Statements in this press release other than statements of historical fact are "forward-looking statements."  Such statements are subject to certain risks and uncertainties, identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from those reflected in any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release.  The Company disclaims, however, any obligation to update these forward-looking statements.

CONTACT:	-or-	INVESTOR RELATIONS COUNSEL
Forward Industries, Inc.		The Equity Group Inc.
Jerome E. Ball, CEO		Lauren Barbera
(954) 419-9544		(212) 836-9610
lbarbera@equityny.com
www.theequitygroup.com

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